Exhibit 99.1

Newmont Reports Second Quarter 2023 Results; Remains on Track to Achieve Full Year Guidance*; Declares $0.40 Second Quarter Dividend

DENVER--(BUSINESS WIRE)--July 20, 2023--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced second quarter 2023 results and declared a second quarter dividend of $0.40 per share.

Second Quarter Decisions Position Newmont for a Strong Second Half Performance

  Produced 1.24 million attributable gold ounces and 256 thousand co-product gold equivalent ounces (GEOs)** from copper, silver, lead and zinc; well positioned for stronger production in the second half of the year
  Reported gold Costs Applicable to Sales (CAS) of $1,054 per ounce and gold All-In Sustaining Costs (AISC) of $1,472 per ounce***; impacted by lower production volumes; costs expected to decrease in the second half of the year
  On track to achieve full-year guidance of between 5.7 and 6.3 million ounces of attributable gold production with Gold AISC between $1,150 and $1,250 per ounce; primarily driven by increased production at Ahafo, Tanami, Cerro Negro, Akyem and the two non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo
  Generated $656 million of cash from continuing operations and reported $40 million of Free Cash Flow***; impacted by higher sustaining and development capital spend as we continue to reinvest for the future
  Reported Net Income of $155 million, with Adjusted Net Income (ANI)*** of $0.33 per diluted share and Adjusted EBITDA*** of $910 million; prioritizing safety, long-term value and positioning for stronger second half results
  Ended the quarter with $2.8 billion of consolidated cash, $374 million of short-term time deposits and $6.2 billion of liquidity; reported net debt to adjusted EBITDA ratio of 0.7x***
  Entered into a definitive agreement to acquire Newcrest Mining Limited ("Newcrest"); transaction is expected to close in the fourth quarter, subject to customary conditions, including shareholder approval
  Progressed portfolio optimization through the deferral of the investment decision for the Yanacocha Sulfides project by at least two years
  Published 3rd Annual Climate Report; outlining how Newmont understands and is addressing climate change

Second Quarter Dividend Declared Within Established Framework****

  Board of Directors declared a dividend of $0.40 per share of common stock for the second quarter of 2023; payable on September 21, 2023 to holders of record at the close of business on September 7, 2023
  Annualized dividend payout range for 2023 of $1.40 to $1.80 per share****; subject to quarterly approval by Board of Directors
  Based on a sustainable base dividend of $1.00 per share payable at base reserves price and an incremental dividend payout of $0.60 per share; second quarter dividend payout calibrated at the mid-point of the $1,700 per ounce annualized payout range

"In the second quarter, Newmont delivered $910 million in adjusted EBITDA with a disciplined approach to running a safe and sustainable mining business to generate long-term value. Our business is underpinned by the industry's strongest balance sheet and a global portfolio with the size and scale to make decisions that deliver on our strategy. We remain on track to achieve our full-year guidance, and I am proud of the prudent decisions made during the second quarter to safeguard our workforce, protect long-term value and position Newmont to deliver a strong performance in the second half of the year."

- Tom Palmer, Newmont President and Chief Executive Officer

*See discussion of outlook and cautionary statement at the end of this release regarding forward-looking statements and withdrawal of 2023 guidance related to Peñasquito.
**Gold equivalent ounces (GEOs) calculated using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
***Non-GAAP metrics; see reconciliations at the end of this release.

****Expectations regarding 2023 dividend levels are forward-looking statements. The dividend framework is non-binding and an annualized dividend has not been declared by the Board. The declaration and payment of future quarterly dividends remains at the discretion of the Board of Directors and will depend on the Company’s financial results, cash flow and cash requirements, future prospects, and other factors deemed relevant by the Board. See cautionary statement at the end of this release.

Summary of Second Quarter Results

	Q2'23	Q1'23	Q2'22
Average realized gold price ($ per ounce)	$1,965	$1,906	$1,836
Attributable gold production (million ounces)[1]	1.24	1.27	1.50
Gold costs applicable to sales (CAS) ($ per ounce)[2]	$1,054	$1,025	$932
Gold all-in sustaining costs (AISC) ($ per ounce)[2]	$1,472	$1,376	$1,199
GAAP net income (loss) from continuing operations ($ millions)	$153	$339	$379
Adjusted net income ($ millions)[3]	$266	$320	$362
Adjusted net income per share ($/diluted share)[3]	$0.33	$0.40	$0.46
Adjusted EBITDA ($ millions)[3]	$910	$990	$1,149
Cash flow from continuing operations ($ millions)	$656	$481	$1,033
Capital expenditures ($ millions)[4]	$616	$526	$519
Free cash flow ($ millions)[5]	$40	$(45)	$514

PRUDENT DECISIONS IN THE SECOND QUARTER TO GENERATE LONG-TERM VALUE

In the second quarter, Newmont made the following key decisions to protect its workforce, generate long-term value and drive a strong performance in the second half of the year:

  Peñasquito - In June, Newmont suspended operations at the site to focus on finding an appropriate and sustainable resolution to the dispute with the leadership of the National Union of Mine and Metal Workers of the Mexican Republic (“the Union”).
  Éléonore - In June, Newmont evacuated and temporarily shut down the site to protect its workforce from the unprecedented wildfires in Canada.
  Cerro Negro - In May, Newmont paused mining to complete important inspections for the safety and wellbeing of its workforce.
  Akyem - In the second quarter, Newmont processed low-grade stockpiles originally planned for the fourth quarter and optimized the mine plan to safely extract the maximum amount of ore from the pit.

Direct operating costs remained largely consistent with the first quarter as inflation pressures continued to stabilize, with improvements to pricing on energy, fuel and commodities, as well lower direct costs as a result of the suspension of operations at Peñasquito. In addition, AISC was higher due to higher sustaining capital during the second quarter compared to the first quarter, driven by the timing of spend at Boddington, Musselwhite and Ahafo. Peñasquito incurred $23 million of operating costs and $15 million of depreciation and amortization due to the suspension of operations. In addition, Éléonore incurred $6 million of operating costs and $2 million of depreciation and amortization while the site was evacuated due to the wildfires in Canada. These costs have not been adjusted from Newmont's Non-GAAP financial metrics for the second quarter.

Cash flow from continuing operations was $656 million, which was favorable compared to the first quarter, primarily driven by lower impacts from working capital changes as higher cash tax payments of $246 million were largely offset by favorable change in accounts receivable. In addition, Newmont reinvested $616 million in capital spend, including $236 million in development capital spend to continue to progress near-term projects and $380 million in sustaining capital to progress site improvement projects, such as upgrading camp conditions at Musselwhite and the addition of five new autonomous haulage trucks at Boddington to advance stripping in the North and South Pits.

WELL-POSITIONED TO DELIVER A STRONG PERFORMANCE IN THE SECOND HALF OF 2023

Production remains weighted to the second half of the year as previously guided, with improving costs expected through the remainder of the year, driven by the following sites:

  Ahafo is expected to reach higher grade and tonnes mined from Subika Underground with access to the third mining level and additional draw points, in addition to higher ore tonnes mined and improved grade at the Subika Open Pit. The site is on track to commission the replacement conveyor in the third quarter.
  Cerro Negro is expected to improve productivity and reach higher grade stopes from the first wave of the Cerro Negro District Expansions. In the second quarter, first ore was mined from San Marcos, the first of six new deposits.
  Tanami is expected to deliver higher tonnes mined and processed and reach the year’s highest grades during the fourth quarter.
  Akyem is expected to deliver higher grade tonnes in the second half of the year following the decision to optimize the mine plan for safety and productivity in the second quarter.
  Nevada Gold Mines and Pueblo Viejo are both expected to be weighted strongly toward the second half of the year.

SECOND QUARTER 2023 FINANCIAL AND PRODUCTION SUMMARY

Attributable gold production1 decreased 17 percent to 1,240 thousand ounces from the prior year quarter primarily due to lower production at Peñasquito, Akyem, Merian, Cerro Negro and Boddington. In addition, lower than planned production was delivered from the non-managed joint venture at Pueblo Viejo. Attributable gold sales were largely in line with gold production for the quarter.

Gold CAS totaled $1.3 billion for the quarter. Gold CAS per ounce2 increased 13 percent to $1,054 per ounce from the prior year quarter primarily due to lower gold sales volumes. This unfavorable impact was partially offset by the charges recognized in the second quarter of 2022 related to 2021 site performance for the Peñasquito Profit-Sharing Agreement, as well as lower energy, materials and contracted services costs at Peñasquito while operations were suspended in the second quarter of 2023.

Gold AISC per ounce2 increased 23 percent to $1,472 per ounce from the prior year quarter primarily due to higher CAS per gold ounce and higher sustaining capital spend.

Attributable gold equivalent ounce (GEO) production from other metals decreased 22 percent to 256 thousand ounces primarily due to the suspension of operations at Peñasquito. Attributable GEO sales were largely in line with production for the quarter.

CAS from other metals totaled $266 million for the quarter. CAS per GEO2 increased 8 percent to $1,062 per ounce from the prior year quarter primarily due to lower other metal sales at Peñasquito as a result of suspension of operations during the second quarter. This unfavorable impact was partially offset by lower energy, materials and contracted services costs at Peñasquito while operations were suspended.

AISC per GEO2 increased 16 percent to $1,492 per ounce primarily due to higher CAS per GEO and higher sustaining capital spend.

Average realized gold price was $1,965, an increase of $129 per ounce over the prior year quarter. Average realized gold price includes $1,974 per ounce of gross price received, an unfavorable impact of $1 per ounce mark-to-market on provisionally-priced sales and reductions of $8 per ounce for treatment and refining charges.

Revenue decreased 12 percent from the prior year quarter to $2.7 billion primarily due to lower gold and silver sales volumes, partially offset by higher average realized prices for all metals except zinc.

Net income from continuing operations attributable to Newmont stockholders was $153 million or $0.19 per diluted share, a decrease of $226 million from the prior year quarter primarily due to lower sales volumes and higher income tax expense. These decreases were partially offset by lower CAS and a decrease in unrealized losses on marketable and other equity securities.

Adjusted net income3 was $266 million or $0.33 per diluted share, compared to $362 million or $0.46 per diluted share in the prior year quarter. Primary adjustments to second quarter net income include changes in the fair value of investments of $42 million, Newcrest transaction costs of $21 million and restructuring and severance costs of $10 million, as well as valuation allowance and other tax adjustments.

Adjusted EBITDA3 decreased 21 percent to $0.9 billion for the quarter, compared to $1.1 billion for the prior year quarter.

Capital expenditures4 increased 19 percent from the prior year quarter to $616 million primarily due to higher sustaining capital spend. Development capital expenditures in 2023 primarily relate to Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1.

Consolidated operating cash flow from continuing operations decreased 36 percent from the prior year quarter to $656 million primarily due to a decrease in revenue due to lower sales volumes, a decrease in the fair value of investments and a build-up of inventory compared to the same period in 2022, primarily at Peñasquito.

Free Cash Flow5 decreased to $40 million from $514 million in the prior year quarter primarily due to lower operating cash flow and higher capital expenditures.

Balance sheet and liquidity remained strong in the second quarter, ending the quarter with $2.8 billion of consolidated cash and $374 million of time deposits with a maturity of more than three months but less than one year, with approximately $6.2 billion of total liquidity; reported net debt to adjusted EBITDA of 0.7x6.

Nevada Gold Mines (NGM) attributable gold production was 287 thousand ounces, with CAS of $1,055 per ounce2 and AISC of $1,388 per ounce2 for the second quarter. NGM EBITDA6 was $245 million.

Pueblo Viejo (PV) attributable gold production was 51 thousand ounces for the quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $40 million in the second quarter. Capital contributions of $22 million were made during the quarter related to the expansion project at Pueblo Viejo.

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[1] Attributable gold production includes 51 thousand ounces for the second quarter of 2023, 60 thousand ounces for the first quarter of 2023 and 70 thousand ounces for the second quarter of 2022 from the Company’s equity method investment in Pueblo Viejo (40%).

[2] Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3] Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[4] Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
[5] Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[6] Non-GAAP measure. See end of this release for reconciliation.

Progressing Profitable Near-Term Projects from Unmatched Organic Pipeline

Newmont’s project pipeline supports stable production with improving margins and mine lives1. Newmont's 2023 and longer-term outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Pamour and Cerro Negro District Expansion 1. Longer-term development capital outlook has been updated to reflect the deferral of the investment decision for the Yanacocha Sulfides project, which has reduced expected capital spend by $300 million in 2024. Additional development capital spend and all metal production for Yanacocha Sulfides has been excluded from longer-term outlook until an investment decision has been reached.

Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer by extending mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and reduce operating costs by approximately 10 percent, bringing average all-in sustaining costs to $900 to $1,000 per ounce for Tanami (2026-2030). Commercial production for the project is expected in the second half of 2025. Total capital costs are estimated to be between $1.2 and $1.3 billion. Development costs (excluding capitalized interest) since approval were $617 million, of which $118 million related to the six months ended June 30, 2023.
  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with all-in sustaining costs of $800 to $900 per ounce for the first five full years of production. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.8 million ounces of Reserves and 1.4 million ounces of Measured, Indicated and Inferred Resources2 and significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Commercial production for the project is expected in the second half of 2025. Total capital costs are estimated to be between $950 and $1,050 million. Development costs (excluding capitalized interest) since approval were $283 million, of which $71 million related to the six months ended June 30, 2023.
  Pamour (North America) extends the life of Porcupine and maintains production beyond 2024. The project will optimize mill capacity, adding volume and supporting high grade ore from Borden and Hoyle Pond, while supporting further exploration in a highly prospective and proven mining district. An investment decision is expected in late 2023 as opportunities have been identified to extend production from current operations, allowing for a deferral of project spending. Formal updates to capital estimates and estimated project completion will be provided closer to the investment decision.
  Cerro Negro District Expansion 1 (South America) includes the simultaneous development of the Marianas and Eastern districts to extend the mine life of Cerro Negro beyond 2030. The project is expected to improve production to above 350,000 ounces beginning in 2024 and provides a platform for further exploration and future growth through additional expansions. Development capital costs for the project are estimated to be between $350 and $450 million.
  Yanacocha Sulfides (South America) has been deferred for at least two years from the previously planned investment decision date in 2024, representing the first step to Newmont delivering on its portfolio optimization strategy. Development capital spend guidance for 2024 has been updated to reflect the reduced spend of $300 million. Yanacocha Sulfides will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to produce 45% gold, 45% copper and 10% silver. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.
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[1] Project estimates remain subject to change based upon uncertainties, including future market conditions, macroeconomic and geopolitical conditions, changes in interest rates, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.

[2] Total resources presented for Ahafo North includes Measured and Indicated resources of 910 thousand gold ounces and Inferred resources of 490 thousand gold ounces. See cautionary statement at the end of this release.

2023 Outlook Remains Second-Half Weighted

Newmont’s outlook reflects increasing gold production and ongoing investment into its operating assets and most promising growth prospects. Newmont's reserves and mine planning gold price assumption has been set at $1,400 per ounce. 2023 outlook assumes a $1,700 per ounce revenue gold price for CAS and AISC, including royalties and production taxes. For 2023, Newmont has assumed normalizing levels of inflation, improving throughout the year, with a year-over-year average escalation rate of approximately 3 percent.

Outlook includes development capital, costs and production related to Tanami Expansion 2, Ahafo North, Pamour and Cerro Negro District Expansion 1. Longer-term development capital outlook has been updated to reflect the deferral of the investment decision for the Yanacocha Sulfides project, which has reduced expected capital spend by $300 million in 2024. Additional development capital spend and all metal production for Yanacocha Sulfides has been excluded from longer-term outlook until an investment decision has been reached.

Please see the cautionary statement and footnotes for additional information. For a more detailed discussion, see the Company’s 2023 and Longer-Term Outlook released on February 23, 2023, available on www.newmont.com.

FIVE YEAR OUTLOOK

Guidance Metrics	2023E	2024Ea	2025E	2026E	2027E
Gold ($1,700/oz price assumption)
Attributable Gold Production (Moz)	5.7 - 6.3	5.9 - 6.5	5.9 - 6.5	6.1 - 6.7	6.1 - 6.7
Gold CAS ($/oz)*	$870 - $970	$850 - $950	$780 - $880	$750 - $850	$750 - $850
Gold AISC ($/oz)*	$1,150 - $1,250	$1,100 - $1,200	$1,000 - $1,100	$1,000 - $1,100	$1,000 - $1,100
Copper ($3.50/lb price assumption)
Copper Production (Mlb)	95 - 105	85 - 95	45 - 55	45 - 55	55 - 65
Copper CAS ($/lb)*	$1.85 - $2.15
Copper AISC ($/lb)*	$2.35 - $2.65
Silver ($20/oz price assumption)
Silver Production (Moz)	31 - 35	32 - 36	35 - 39	28 - 32	30 - 34
Silver CAS ($/oz)*	$11.10 - $12.10
Silver AISC ($/oz)*	$15.50 - $16.50
Lead ($0.90/lb price assumption)
Lead Production (Mlb)	170 - 190	190 - 210	210 - 230	160 - 180	250 - 270
Lead CAS ($/lb)*	$0.55 - $0.65
Lead AISC ($/lb)*	$0.70 - $0.80
Zinc ($1.35/lb price assumption)
Zinc Production (Mlb)	420 - 460	550 - 590	580 - 620	460 - 500	400 - 440
Zinc CAS ($/lb)*	$0.65 - $0.75
Zinc AISC ($/lb)*	$1.05 - $1.15
Capital
Sustaining Capital**	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200
Development Capital**	$1,200 - $1,400	$900 - $1,100	$800 - $1,000	$500 - $700	$300 - $500
*Consolidated basis; **Attributable basis

[a] In the second quarter of 2023, Newmont announced the decision to defer the investment decision for the Yanacocha Sulfides project for at least two years from the previously planned decision date in 2024. Development capital outlook has been updated for 2024 to reflect the related $300 million reduction in capital spend. Additional development capital spend and all metal production for Yanacocha Sulfides has been excluded from longer-term outlook until an investment decision has been reached.

CONSOLIDATED EXPENSE OUTLOOK

Guidance Metric ($M)	2023E
Exploration & Advanced Projects	$475 - $525
General & Administrative	$260 - $290
Interest Expense	$200 - $220
Depreciation & Amortization	$2,200 - $2,400
Adjusted Tax Rate [a,b]	32% - 36%
[a] The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

[b] Assuming average prices of $1,700 per ounce for gold, $3.50 per pound for copper, $20.00 per ounce for silver, $0.90 per pound for lead, and $1.35 per pound for zinc and achievement of current production, sales and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2023 will be between 32%-36%.

ASSUMPTIONS AND SENSITIVITIES

	Assumption	Change (-/+)	FCF Impact ($M) (+/-)	AISC Impact ($/oz) (-/+)
Gold ($/oz)	$1,700	$100	$400	$5
Australian Dollar	$0.70	$0.05	$60	$15
Canadian Dollar	$0.77	$0.05	$35	$10
Oil ($/bbl)	$90	$10	$20	$5
Copper ($/lb)	$3.50	$0.25	$15	$—
Silver ($/oz)	$20.00	$1.00	$15	$2
Lead ($/lb)	$0.90	$0.10	$10	$—
Zinc ($/lb)	$1.35	$0.10	$30	$—

Assuming a 35% incremental tax rate, a $100 per ounce increase in gold price would deliver an expected $400 million improvement in attributable free cash flow. Included within the attributable free cash flow sensitivity is a royalty and production tax impact of $5 per ounce for every $100 per ounce change in gold price.

2023 OPERATING COSTS BY CATEGORY

	Percent of Total*	Change in Cost (-/+)	FCF Impact ($M) (+/-)	AISC Impact ($/oz) (-/+)
Labor Costs	50%	5%	$90	$25
Materials & Consumables	30%	5%	$50	$15
Fuel & Energy	15%	5%	$30	$10
*"Other” category of 5% primarily includes freight, technology-related costs, employee administrative costs, rents and operating leases.

2023 Site Outlooka

2023 Outlook	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)

CC&V	160 - 180	160 - 180	1,150 - 1,250	1,580 - 1,680	25 - 35	—
Musselwhite	200 - 220	200 - 220	860 - 960	1,290 - 1,390	65 - 75	—
Porcupine	285 - 315	285 - 315	950 - 1,050	1,250 - 1,350	45 - 55	100 - 120
Éléonore	265 - 295	265 - 295	960 - 1,060	1,300 - 1.400	55 - 65	—
Peñasquito (withdrawn)[c]	[330 - 370]	[330 - 370]	[840 - 940]	[1,110 - 1,210]	[135 - 145]	—
Merian[d]	315 - 345	235 - 265	980 - 1,080	1,230 - 1,330	35 - 45	—
Cerro Negro	315 - 345	315 - 345	850 - 950	1,060 - 1,160	45 - 55	110 - 130
Yanacocha	255 - 285	255 - 285	1,370 - 1,470	1,620 - 1,720	25 - 35	320 - 360
Boddington	740 - 820	740 - 820	800 - 900	960 - 1,060	95 - 105	—
Tanami	420 - 460	420 - 460	770 - 870	1,130 - 1,230	115 - 125	340 - 380
Ahafo	675 - 745	675 - 745	850 - 950	1,010 - 1,110	75 - 85	5 - 15
Akyem	315 - 345	315 - 345	850 - 950	1,110 - 1,210	25 - 35	—
Ahafo North	—	—	—	—	—	245 - 275

Nevada Gold Mines[e]	1,190 - 1,310	1,190 - 1,310	850 - 950	1,150 - 1,250	250 - 350	50 - 150
Pueblo Viejo[f]	—	315 - 345	—	—	—	—

Peñasquito - Silver (Moz) (withdrawn)[c]	[31 - 35]	[31 - 35]	[11.10 - 12.10]	[15.50 - 16.50]
Peñasquito - Lead (Mlbs) (withdrawn)[c]	[170 - 190]	[170 - 190]	[0.55 - 0.65]	[0.70 - 0.80]
Peñasquito - Zinc (Mlbs) (withdrawn)[c]	[420 - 460]	[420 - 460]	[0.65 - 0.75]	[1.05 - 1.15]
Boddington - Copper (Mlbs)	95 - 105	95 - 105	1.85 - 2.15	2.35 - 2.65

[a] 2023 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 23, 2023. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2023 Outlook assumes $1,700/oz Au, $3.50/lb Cu, $20.00/oz Ag, $1.35/lb Zn, $0.90/lb Pb, $0.70 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $90/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Pamour and Cerro Negro District Expansion 1 which are included in Outlook. Additional development capital spend beyond 2023 and all metal production and costs for Yanacocha Sulfides have been excluded from longer-term outlook until an investment decision has been reached. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary statement at the end of this release.

[b] All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2023 CAS outlook.

[c] On June 7, 2023, the Company suspended operations following a strike action by the National Union of Mine and Metal Workers of the Mexican Republic ("the Union"). As a result, the Company is withdrawing its full-year 2023 guidance for Peñasquito. The Company cannot estimate when the strike will be resolved and will reassess Peñasquito's full-year 2023 guidance once a resolution has been reached. As a result, investors are cautioned not to rely upon Peñasquito guidance estimates.

[d] Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.

[e] Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

[f] Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Results	2023	2022	% Change	2023	2022	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,197	1,455	(18)%	2,385	2,746	(13)%
Attributable gold equivalent ounces sold	251	333	(25)%	516	683	(24)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,965	$1,836	7%	$1,936	$1,863	4%
Average realized copper price	$3.26	$2.99	9%	$3.73	$3.81	(2)%
Average realized silver price	$20.56	$17.42	18%	$19.85	$18.85	5%
Average realized lead price	$0.92	$0.80	15%	$0.89	$0.94	(5)%
Average realized zinc price	$0.73	$1.08	(32)%	$0.96	$1.47	(35)%

Attributable Production (koz)
CC&V	41	43	(5)%	89	78	14%
Musselwhite	41	39	5%	82	71	15%
Porcupine	60	68	(12)%	126	127	(1)%
Éléonore	48	45	7%	114	91	25%
Peñasquito	38	121	(69)%	123	258	(52)%
Merian (75%)	40	71	(44)%	102	147	(31)%
Cerro Negro	48	74	(35)%	115	142	(19)%
Yanacocha (2)	65	65	—%	121	119	2%
Boddington	209	233	(10)%	408	415	(2)%
Tanami	126	133	(5)%	189	233	(19)%
Ahafo	137	135	1%	265	242	10%
Akyem	49	108	(55)%	120	199	(40)%
Nevada Gold Mines	287	290	(1)%	548	578	(5)%
Total Gold (excluding equity method investments)	1,189	1,425	(17)%	2,402	2,700	(11)%
Pueblo Viejo (40%) (3)	51	70	(27)%	111	139	(20)%
Total Gold	1,240	1,495	(17)%	2,513	2,839	(11)%

Peñasquito	189	266	(29)%	413	565	(27)%
Boddington	67	64	5%	131	115	14%
Total Gold Equivalent Ounces	256	330	(22)%	544	680	(20)%

CAS Consolidated ($/oz, $/GEO)
CC&V	$1,186	$1,073	11%	$1,120	$1,230	(9)%
Musselwhite	$1,356	$1,331	2%	$1,333	$1,342	(1)%
Porcupine	$1,225	$1,062	15%	$1,146	$1,077	6%
Éléonore	$1,477	$1,520	(3)%	$1,256	$1,380	(9)%
Peñasquito	$831	$971	(14)%	$1,028	$809	27%
Merian (75%)	$1,501	$972	54%	$1,212	$906	34%
Cerro Negro	$1,655	$926	79%	$1,376	$948	45%
Yanacocha (2)	$1,187	$1,058	12%	$1,134	$1,022	11%
Boddington	$777	$753	3%	$809	$781	4%
Tanami	$829	$631	31%	$866	$644	34%
Ahafo	$910	$952	(4)%	$951	$967	(2)%
Akyem	$1,087	$701	55%	$917	$717	28%
Nevada Gold Mines	$1,055	$1,035	2%	$1,081	$967	12%
Total Gold	$1,054	$ 932	13%	$1,040	$912	14%
Total Gold (by-product) (4)	$1,024	$ 926	11%	$970	$818	19%

Peñasquito	$1,162	$1,054	10%	$1,055	$864	22%
Boddington	$766	$710	8%	$788	$765	3%
Total Gold Equivalent Ounces	$1,062	$ 983	8%	$988	$846	17%

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Results (continued)	2023	2022	% Change	2023	2022	% Change
AISC Consolidated ($/oz, $/GEO)
CC&V	$1,631	$1,553	5%	$1,494	$1,608	(7)%
Musselwhite	$2,254	$1,693	33%	$1,955	$1,670	17%
Porcupine	$1,587	$1,328	20%	$1,498	$1,313	14%
Éléonore	$2,213	$1,922	15%	$1,756	$1,734	1%
Peñasquito	$1,078	$1,187	(9)%	$1,325	$1,013	31%
Merian (75%)	$2,010	$1,173	71%	$1,537	$1,079	42%
Cerro Negro	$1,924	$1,106	74%	$1,625	$1,172	39%
Yanacocha (2)	$1,386	$1,321	5%	$1,362	$1,243	10%
Boddington	$966	$854	13%	$1,000	$888	13%
Tanami	$1,162	$873	33%	$1,182	$933	27%
Ahafo	$1,237	$1,130	9%	$1,301	$1,171	11%
Akyem	$1,461	$837	75%	$1,220	$884	38%
Nevada Gold Mines	$1,388	$1,263	10%	$1,396	$1,176	19%
Total Gold	$1,472	$1,199	23%	$1,424	$1,179	21%
Total Gold (by-product) (4)	$1,531	$1,261	21%	$1,443	$1,155	25%

Peñasquito	$1,581	$1,347	17%	$1,463	$1,138	29%
Boddington	$977	$818	19%	$998	$881	13%
Total Gold Equivalent Ounces	$1,492	$1,286	16%	$1,405	$1,138	23%
(1)	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2)	The Company recognized amounts attributable to noncontrolling interest for Yanacocha during the period prior to acquiring Sumitomo Corporation's 5% interest in the second quarter of 2022.
(3)

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

(4)	Non-GAAP measure. See end of this release for reconciliation.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Sales	$2,683	$3,058	$5,362	$6,081

Costs and expenses:
Costs applicable to sales (1)	1,543	1,708	3,025	3,143
Depreciation and amortization	486	559	947	1,106
Reclamation and remediation	66	49	132	110
Exploration	66	62	114	100
Advanced projects, research and development	44	45	79	89
General and administrative	71	73	145	137
Other expense, net	41	22	49	57
	2,317	2,518	4,491	4,742
Other income (expense):
Other income (loss), net	(17)	(75)	82	(184)
Interest expense, net of capitalized interest	(49)	(57)	(114)	(119)
	(66)	(132)	(32)	(303)
Income (loss) before income and mining tax and other items	300	408	839	1,036
Income and mining tax benefit (expense)	(163)	(33)	(376)	(247)
Equity income (loss) of affiliates	16	17	41	56
Net income (loss) from continuing operations	153	392	504	845
Net income (loss) from discontinued operations	2	8	14	24
Net income (loss)	155	400	518	869
Net loss (income) attributable to noncontrolling interests	—	(13)	(12)	(34)
Net income (loss) attributable to Newmont stockholders	$155	$387	$506	$835

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$153	$379	$492	$811
Discontinued operations	2	8	14	24
	$155	$387	$506	$835

Weighted average common shares (millions):
Basic	795	794	794	793
Effect of employee stock-based awards	—	1	1	2
Diluted	795	795	795	795

Net income (loss) attributable to Newmont stockholders per common share:
Basic:
Continuing operations	$0.19	$0.48	$0.62	$1.02
Discontinued operations	—	0.01	0.02	0.03
	$0.19	$0.49	$0.64	$1.05
Diluted:
Continuing operations	$0.19	$0.48	$0.62	$1.02
Discontinued operations	—	0.01	0.02	0.03
	$0.19	$0.49	$0.64	$1.05
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At June 30, 2023	At December 31, 2022
ASSETS
Cash and cash equivalents	$2,829	$2,877
Time deposits and other investments	409	880
Trade receivables	185	366
Inventories	1,111	979
Stockpiles and ore on leach pads	858	774
Other current assets	742	639
Current assets	6,134	6,515
Property, plant and mine development, net	24,284	24,073
Investments	3,172	3,278
Stockpiles and ore on leach pads	1,737	1,716
Deferred income tax assets	166	173
Goodwill	1,971	1,971
Other non-current assets	669	756
Total assets	$38,133	$38,482

LIABILITIES
Accounts payable	$565	$633
Employee-related benefits	313	399
Income and mining taxes payable	155	199
Lease and other financing obligations	96	96
Other current liabilities	1,564	1,599
Current liabilities	2,693	2,926
Debt	5,574	5,571
Lease and other financing obligations	441	465
Reclamation and remediation liabilities	6,604	6,578
Deferred income tax liabilities	1,795	1,809
Employee-related benefits	399	342
Silver streaming agreement	786	828
Other non-current liabilities	426	430
Total liabilities	18,718	18,949

Commitments and contingencies (1)

EQUITY
Common stock	1,281	1,279
Treasury stock	(261)	(239)
Additional paid-in capital	17,407	17,369
Accumulated other comprehensive income (loss)	13	29
Retained earnings	785	916
Newmont stockholders' equity	19,225	19,354
Noncontrolling interests	190	179
Total equity	19,415	19,533
Total liabilities and equity	$38,133	$38,482
(1)	Refer to Note 18 of the Condensed Consolidated Financial Statements for additional information.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating activities:
Net income (loss)	$155	$400	$518	$869
Non-cash adjustments:
Depreciation and amortization	486	559	947	1,106
Net loss (income) from discontinued operations	(2)	(8)	(14)	(24)
Reclamation and remediation	59	46	120	103
Stock-based compensation	23	22	42	40
(Gain) loss on asset and investment sales, net	—	—	(36)	35
Deferred income taxes	6	(70)	21	(111)
Change in fair value of investments	42	135	1	96
Charges from pension settlement	—	—	—	130
Other non-cash adjustments	(6)	(14)	7	(20)
Net change in operating assets and liabilities	(107)	(37)	(469)	(502)
Net cash provided by (used in) operating activities of continuing operations	656	1,033	1,137	1,722
Net cash provided by (used in) operating activities of discontinued operations	7	10	7	15
Net cash provided by (used in) operating activities	663	1,043	1,144	1,737

Investing activities:
Additions to property, plant and mine development	(616)	(519)	(1,142)	(956)
Proceeds from maturities of investments	424	—	981	—
Purchases of investments	(17)	(4)	(542)	(8)
Proceeds from asset and investment sales	33	32	214	41
Contributions to equity method investees	(23)	(39)	(64)	(91)
Return of investment from equity method investees	30	26	30	39
Other	11	(11)	23	(59)
Net cash provided by (used in) investing activities	(158)	(515)	(500)	(1,034)

Financing activities:
Dividends paid to common stockholders	(318)	(437)	(636)	(873)
Funding from noncontrolling interests	34	24	75	56
Distributions to noncontrolling interests	(32)	(44)	(66)	(103)
Payments on lease and other financing obligations	(16)	(15)	(32)	(34)
Payments for withholding of employee taxes related to stock-based compensation	—	—	(22)	(36)
Acquisition of noncontrolling interests	—	(48)	—	(348)
Repayment of debt	—	—	—	(89)
Other	(2)	(2)	(3)	10
Net cash provided by (used in) financing activities	(334)	(522)	(684)	(1,417)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(12)	(4)	(9)
Net change in cash, cash equivalents and restricted cash	175	(6)	(44)	(723)
Cash, cash equivalents and restricted cash at beginning of period	2,725	4,376	2,944	5,093
Cash, cash equivalents and restricted cash at end of period	$2,900	$4,370	$2,900	$4,370

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,829	$4,307	$2,829	$4,307
Restricted cash included in Other current assets	1	—	1	—
Restricted cash included in Other non-current assets	70	63	70	63
Total cash, cash equivalents and restricted cash	$2,900	$4,370	$2,900	$4,370

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.

Adjusted net income (loss)

Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$155	$0.19	$0.19	$506	$0.64	$0.64
Net loss (income) attributable to Newmont stockholders from discontinued operations	(2)	—	—	(14)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	153	0.19	0.19	492	0.62	0.62
(Gain) loss on asset and investment sales, net (2)	—	—	—	(36)	(0.05)	(0.05)
Newcrest transaction-related costs (3)	21	0.03	0.03	21	0.03	0.03
Restructuring and severance (4)	10	0.01	0.01	12	0.02	0.02
Impairment charges (5)	4	—	—	8	0.01	0.01
Change in fair value of investments (6)	42	0.05	0.05	1	—	—
Reclamation and remediation charges (7)	(2)	—	—	(2)	—	—
Other (8)	—	—	—	(4)	—	—
Tax effect of adjustments (9)	(17)	(0.02)	(0.02)	(1)	—	—
Valuation allowance and other tax adjustments (10)	55	0.07	0.07	95	0.11	0.11
Adjusted net income (loss)	$266	$0.33	$0.33	$586	$0.74	$0.74

Weighted average common shares (millions): (11)		795	795		794	795
(1)	Per share measures may not recalculate due to rounding.
(2)

(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment. Refer to Note 11 of the Condensed Consolidated Financial Statements for further information.

(3)

Newcrest transaction-related costs, included in Other expense, net, primarily represents costs incurred related to the Proposed Newcrest Transaction. Refer to Note 1 of the Condensed Consolidated Financial Statements for further information.

(4)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.

(5)	Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(6)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable equity securities.

(7)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

(8)

Other represents income received on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022. Amounts included in Other income (loss), net.

(9)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the applicable regional tax rate.

(10)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2023 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $47 and $57, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $4 and $21, net reductions to the reserve for uncertain tax positions of $3 and $14, other tax adjustments of $1 and $3. For further information on reductions to the reserve for uncertain tax positions, refer to Note 8 of the Condensed Consolidated Financial Statements.

(11)	Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$387	$0.49	$0.49	$835	$1.05	$1.05
Net loss (income) attributable to Newmont stockholders from discontinued operations	(8)	(0.01)	(0.01)	(24)	(0.03)	(0.03)
Net income (loss) attributable to Newmont stockholders from continuing operations	379	0.48	0.48	811	1.02	1.02
Pension settlements (2)	—	—	—	130	0.16	0.16
Change in fair value of investments (3)	135	0.17	0.17	96	0.13	0.13
(Gain) loss on asset and investment sales, net (4)	—	—	—	35	0.04	0.04
Settlement costs (5)	5	—	—	18	0.03	0.03
Reclamation and remediation charges (6)	—	—	—	13	0.02	0.02
Impairment charges (7)	2	—	—	2	—	—
COVID-19 specific costs (8)	1	—	—	1	—	—
Restructuring and severance (9)	—	—	—	1	—	—
Other (10)	(18)	(0.03)	(0.03)	(18)	(0.03)	(0.03)
Tax effect of adjustments (11)	(25)	(0.03)	(0.03)	(62)	(0.08)	(0.08)
Valuation allowance and other tax adjustments (12)	(117)	(0.13)	(0.13)	(119)	(0.14)	(0.15)
Adjusted net income (loss)	$362	$0.46	$0.46	$908	$1.15	$1.14

Weighted average common shares (millions): (13)		794	795		793	795
(1)	Per share measures may not recalculate due to rounding.
(2)

Pension settlement, included in Other income (loss), net, represent pension settlement charges related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.

(4)

(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the loss recognized on the sale of the La Zanja equity method investment. For further information, refer to Note 1 of the Condensed Consolidated Financial Statements.

(5)	Settlement costs, included in Other expense, net, primarily are comprised of legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine.
(6)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

(7)	Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplied inventories.
(8)

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

(9)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.

(10)

Primarily comprised of a reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022, included in Other income (loss), net.

(11)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.

(12)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2022 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $37 and $49, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(23) and $(26), net reductions to the reserve for uncertain tax positions of $(5) and $(17), other tax adjustments of $(1) and $—, and a tax settlement in Mexico of $(125) and $(125). For further information on reductions to the reserve for uncertain tax positions, refer to Note 8 of the Condensed Consolidated Financial Statements.

(13)	Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization

Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss) attributable to Newmont stockholders	$155	$387	$506	$835
Net income (loss) attributable to noncontrolling interests	—	13	12	34
Net loss (Income) from discontinued operations	(2)	(8)	(14)	(24)
Equity loss (income) of affiliates	(16)	(17)	(41)	(56)
Income and mining tax expense (benefit)	163	33	376	247
Depreciation and amortization	486	559	947	1,106
Interest expense, net of capitalized interest	49	57	114	119
EBITDA	$835	$1,024	$1,900	$2,261
Adjustments:
(Gain) loss on asset and investment sales, net (1)	$—	$—	$(36)	$35
Newcrest transaction-related costs (2)	21	—	21	—
Restructuring and severance (3)	10	—	12	1
Impairment charges (4)	4	2	8	2
Reclamation and remediation charges (5)	(2)	—	(2)	13
Change in fair value of investments (6)	42	135	1	96
Pension settlement (7)	—	—	—	130
Settlement costs (8)	—	5	—	18
COVID-19 specific costs (9)	—	1	—	1
Other (10)	—	(18)	(4)	(18)
Adjusted EBITDA	$910	$1,149	$1,900	$2,539
(1)

(Gain) loss on asset and investment sales, net, included in Other income (loss), net, in 2023 is primarily comprised of the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment. Refer to Note 11 of the Condensed Consolidated Financial Statements for further information. Amounts related to 2022 are primarily comprised of the loss recognized on the sale of the La Zanja equity method investment. Refer to Note 1 of the Condensed Consolidated Financial Statements for further information.

(2)

Newcrest transaction-related costs, included in Other expense, net, primarily represents costs incurred related to the Proposed Newcrest Transaction in the second quarter of 2023. Refer to Note 1 of the Condensed Consolidated Financial Statements for further information.

(3)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(4)	Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(5)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. For further information, refer to Note 5 of the Condensed Consolidated Financial Statements.

(6)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities.

(7)

Pension settlement, included in Other income (loss), net, represents pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(8)	Settlement costs, included in Other expense, net, are primarily comprised of a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine in 2022.
(9)

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

(10)

Other, included in Other income (loss), net, in 2023 represents income received during the first quarter of 2023, on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022. Amounts related to 2022 are primarily comprised of a reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022.

Income (loss) before income and mining tax and other items is reconciled to Nevada Gold Mines (NGM) EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$140	$91	$225	$244
Depreciation and amortization (1)	105	127	211	252
NGM EBITDA	$245	$218	$436	$496
(1)	Refer to Note 3 of the Condensed Consolidated Financial Statements.

Free Cash Flow

The following table sets forth a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$663	$1,043	$1,144	$1,737
Less: Net cash used in (provided by) operating activities of discontinued operations	(7)	(10)	(7)	(15)
Net cash provided by (used in) operating activities of continuing operations	656	1,033	1,137	1,722
Less: Additions to property, plant and mine development	(616)	(519)	(1,142)	(956)
Free Cash Flow	$40	$514	$(5)	$766

Net cash provided by (used in) investing activities (1)	$(158)	$(515)	$(500)	$(1,034)
Net cash provided by (used in) financing activities	$(334)	$(522)	$(684)	$(1,417)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$663	$—	$663	$1,144	$(12)	$1,132
Less: Net cash used in (provided by) operating activities of discontinued operations	(7)	—	(7)	(7)	—	(7)
Net cash provided by (used in) operating activities of continuing operations	656	—	656	1,137	(12)	1,125
Less: Additions to property, plant and mine development (2)	(616)	6	(610)	(1,142)	9	(1,133)
Free Cash Flow	$40	$6	$46	$(5)	$(3)	$(8)

Net cash provided by (used in) investing activities (3)	$(158)			$(500)
Net cash provided by (used in) financing activities	$(334)			$(684)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relates to Merian (25%).

(2)

For the three months ended June 30, 2023, Merian had total consolidated Additions to property, plant and mine development of $24 on a cash basis. For the six months ended June 30, 2023, Merian had total consolidated Additions to property, plant and mine development of $34 on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,043	$(20)	$1,023	$1,737	$(53)	$1,684
Less: Net cash used in (provided by) operating activities of discontinued operations	(10)	—	(10)	(15)	—	(15)
Net cash provided by (used in) operating activities of continuing operations	1,033	(20)	1,013	1,722	(53)	1,669
Less: Additions to property, plant and mine development (2)	(519)	3	(516)	(956)	21	(935)
Free Cash Flow	$514	$(17)	$497	$766	$(32)	$734

Net cash provided by (used in) investing activities (3)	$(515)			$(1,034)
Net cash provided by (used in) financing activities	$(522)			$(1,417)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Merian (25%) for the three and six months ended June 30, 2022, and Yanacocha (5%) for the six months ended June 30, 2022.

(2)

For the three months ended June 30, 2022, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $82 and $13, respectively, on a cash basis. For the six months ended June 30, 2022, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $150 and $24, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Net Debt

Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents and time deposits included in Time deposits and other investments, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents and time deposits are subtracted from Debt and Lease and other financing obligations as these are highly liquid, low-risk investments and could be used to reduce the Company's debt obligations.

The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At June 30, 2023	At December 31, 2022
Debt	$5,574	$5,571
Lease and other financing obligations	537	561
Less: Cash and cash equivalents	(2,829)	(2,877)
Less: Time deposits (1)	(374)	(829)
Net debt	$2,908	$2,426
(1)

Time deposits are included in Time deposits and other investments on the Condensed Consolidated Balance Sheets. Refer to Note 11 of the Condensed Consolidated Financial Statements for further information.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per gold ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Costs applicable to sales (1)(2)	$1,277	$1,381	$2,516	$2,565
Gold sold (thousand ounces)	1,211	1,482	2,419	2,811
Costs applicable to sales per ounce (3)	$1,054	$932	$1,040	$912
(1)	Includes by-product credits of $28 and $26 during the three months ended June 30, 2023 and 2022, respectively, and $58 and $53 during the six months ended June 30, 2023 and 2022, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Costs applicable to sales (1)(2)	$266	$327	$509	$578
Gold equivalent ounces sold - other metals (thousand ounces) (3)	251	333	516	683
Costs applicable to sales per gold equivalent ounce (4)	$1,062	$983	$988	$846
(1)	Includes by-product credits of $2 and $2 during the three months ended June 30, 2023 and 2022, respectively, and $4 and $4 during the six months ended June 30, 2023 and 2022, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023 and Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

(4)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold ounce for Nevada Gold Mines (NGM)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cost applicable to sales, NGM (1)(2)	$304	$302	$590	$559
Gold sold (thousand ounces), NGM	288	291	546	578
Costs applicable to sales per ounce, NGM (3)	$1,055	$1,035	$1,081	$967
(1)	See Note 3 to the Condensed Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended June 30, 2023	Costs Applicable to Sales(1)(2)(3)(4)	Reclamation Costs(5)	Advanced Projects, Research and Development and Exploration(6)	General and Administrative	Other Expense, Net(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$49	$3	$2	$—	$1	$—	$12	$67	41	$1,631
Musselwhite	55	2	4	—	—	—	31	92	41	2,254
Porcupine	77	7	3	—	—	—	13	100	63	1,587
Éléonore	74	3	2	—	—	—	33	112	51	2,213
Peñasquito	40	1	1	—	—	3	7	52	48	1,078
Merian	80	1	3	—	—	—	22	106	53	2,010
Cerro Negro	83	2	1	—	1	—	10	97	50	1,924
Yanacocha	79	4	3	—	3	—	4	93	66	1,386
Boddington	159	5	1	—	—	5	27	197	204	966
Tanami	102	—	1	—	—	—	41	144	124	1,162
Ahafo	121	5	1	—	—	—	37	164	133	1,237
Akyem	54	6	1	—	—	—	11	72	49	1,461
Nevada Gold Mines	304	3	4	3	—	1	83	398	288	1,388
Corporate and Other (11)	—	—	13	58	1	—	16	88	—	—
Total Gold	$1,277	$42	$40	$61	$6	$9	$347	$1,782	1,211	$1,472

Gold equivalent ounces - other metals (12)
Peñasquito	$218	$7	$1	$1	$—	$31	$40	$298	188	$1,581
Boddington	48	1	—	—	—	4	9	62	63	977
Corporate and Other (11)	—	—	3	9	—	—	3	15	—	—
Total Gold Equivalent Ounces	$266	$8	$4	$10	$—	$35	$52	$375	251	$1,492

Consolidated	$1,543	$50	$44	$71	$6	$44	$399	$2,157
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $30 and excludes co-product revenues of $303.
(3)	Includes stockpile, leach pad, and product inventory adjustments of $2 at Porcupine, $5 at Éléonore, $17 at Peñasquito, $2 at Cerro Negro, $4 at Yanacocha, and $1 at NGM.
(4)	Beginning January 1, 2023, COVID-19 specific costs incurred in the ordinary course of business are recognized in Costs applicable to sales.
(5)

Reclamation costs include operating accretion and amortization of asset retirement costs of $25 and $25, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $36 and $5, respectively.

(6)

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $3 at Porcupine $1 at Peñasquito, $2 at Merian, $3 at Yanacocha, $8 at Tanami, $9 at Ahafo, $4 at Akyem, $6 at NGM, and $29 at Corporate and Other, totaling $66 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(7)	Other expense, net is adjusted for impairment charges of $4, restructuring and severance of $10, and Newcrest transaction-related costs of $21.
(8)

Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for capital expenditures by segment.

(9)	Includes finance lease payments and other costs for sustaining projects of $16.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.

(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.

Three Months Ended June 30, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$49	$4	$2	$—	$2	$—	$14	$71	46	$1,553
Musselwhite	53	1	2	—	—	—	11	67	40	1,693
Porcupine	71	1	4	—	—	—	14	90	68	1,328
Éléonore	71	2	1	—	2	—	14	90	47	1,922
Peñasquito (11)	127	3	1	—	—	6	18	155	130	1,187
Merian	94	1	4	—	1	—	13	113	96	1,173
Cerro Negro	71	2	1	—	1	—	11	86	78	1,106
Yanacocha	73	6	2	—	4	—	6	91	69	1,321
Boddington	181	4	1	—	1	5	14	206	241	854
Tanami	84	1	1	—	2	—	28	116	132	873
Ahafo	129	2	—	—	—	—	22	153	135	1,130
Akyem	76	8	—	—	—	—	7	91	109	837
Nevada Gold Mines	302	3	4	2	—	—	57	368	291	1,263
Corporate and Other (12)	—	—	18	59	—	—	4	81	—	—
Total Gold	$1,381	$38	$41	$61	$13	$11	$233	$1,778	1,482	$1,199

Gold equivalent ounces - other metals (13)
Peñasquito (11)	$278	$5	$4	$—	$1	$32	$35	$355	264	$1,347
Boddington	49	—	1	—	—	3	3	56	69	818
Corporate and Other (12)	—	—	3	12	—	—	1	16	—	—
Total Gold Equivalent Ounces	$327	$5	$8	$12	$1	$35	$39	$427	333	$1,286

Consolidated	$1,708	$43	$49	$73	$14	$46	$272	$2,205
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $28 and excludes co-product revenues of $336.
(3)	Includes stockpile and leach pad inventory adjustments of $2 at CC&V and $27 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $16 and $27, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $29 and $4, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $1 at Peñasquito, $2 at Merian, $3 at Cerro Negro, $3 at Yanacocha, $6 at Tanami, $7 at Ahafo, $4 at Akyem, $5 at NGM and $26 at Corporate and Other, totaling $58 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for settlement costs of $5, impairment of long-lived and other assets of $2 and distributions from the Newmont Global Community Support Fund of $1.
(7)	Includes sustaining capital expenditures of $256. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for sustaining capital expenditures by segment.
(8)

Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $263. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(9)	Includes finance lease payments for sustaining projects of $16.
(10)	Per ounce measures may not recalculate due to rounding.
(11)	Costs applicable to sales includes $70 related to the Peñasquito Profit-Sharing Agreement. For further information, refer to Note 3 of the Condensed Consolidated Financial Statements.
(12)

Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.

(13)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Six Months Ended June 30, 2023	Costs Applicable to Sales(1)(2)(3)(4)	Reclamation Costs(5)	Advanced Projects, Research and Development and Exploration(6)	General and Administrative	Other Expense, Net(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$100	$5	$5	$—	$1	$—	$22	$133	89	$1,494
Musselwhite	113	3	5	—	—	—	45	166	85	1,955
Porcupine	147	12	7	—	—	—	26	192	128	1,498
Éléonore	149	5	3	—	—	—	52	209	119	1,756
Peñasquito	107	4	1	—	—	7	19	138	104	1,325
Merian	165	3	5	—	—	—	36	209	136	1,537
Cerro Negro	153	3	2	—	1	—	22	181	111	1,625
Yanacocha	135	11	6	—	4	—	7	163	119	1,362
Boddington	326	9	2	—	—	10	55	402	402	1,000
Tanami	163	1	1	—	—	—	58	223	189	1,182
Ahafo	251	9	1	—	1	—	81	343	264	1,301
Akyem	117	16	1	—	—	—	21	155	127	1,220
Nevada Gold Mines	590	7	8	5	—	3	148	761	546	1,396
Corporate and Other (11)	—	—	32	119	1	—	18	170	—	—
Total Gold	$2,516	$88	$79	$124	$8	$20	$610	$3,445	2,419	$1,424

Gold equivalent ounces - other metals (12)
Peñasquito	$408	$14	$2	$1	$—	$65	$76	$566	387	$1,463
Boddington	101	2	1	—	—	8	17	129	129	998
Corporate and Other (11)	—	—	6	20	—	—	3	29	—	—
Total Gold Equivalent Ounces	$509	$16	$9	$21	$—	$73	$96	$724	516	$1,405

Consolidated	$3,025	$104	$88	$145	$8	$93	$706	$4,169
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $62 and excludes co-product revenues of $679.
(3)	Includes stockpile, leach pad, and product inventory adjustments of $2 at Porcupine, $5 at Éléonore, $17 at Peñasquito, $2 at Cerro Negro, $4 at Yanacocha, $1 at Akyem, and $2 at NGM.
(4)	Beginning January 1, 2023, COVID-19 specific costs incurred in the ordinary course of business are recognized in Costs applicable to sales.
(5)

Reclamation costs include operating accretion and amortization of asset retirement costs of $49 and $55, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $74 and $9, respectively.

(6)

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $3 at Porcupine, $3 at Peñasquito, $3 at Merian, $1 at Cerro Negro, $3 at Yanacocha, $12 at Tanami, $15 at Ahafo, $7 at Akyem, $9 at NGM, and $48 at Corporate and Other, totaling $105 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(7)	Other expense, net is adjusted for impairment charges of $8, restructuring and severance of $12, and Newcrest transaction-related costs of $21.
(8)

Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for capital expenditures by segment.

(9)	Includes finance lease payments and other costs for sustaining projects of $38.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.

(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.

Six Months Ended June 30, 2022	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$101	$7	$3	$—	$3	$—	$18	$132	82	$1,608
Musselwhite	96	3	3	—	1	—	17	120	72	1,670
Porcupine	137	2	6	—	—	—	23	168	128	1,313
Éléonore	133	4	1	—	3	—	26	167	97	1,734
Peñasquito (11)	214	5	2	—	1	13	32	267	264	1,013
Merian	181	3	5	—	2	—	24	215	199	1,079
Cerro Negro	134	3	1	—	7	—	22	167	142	1,172
Yanacocha	140	10	2	—	7	—	11	170	137	1,243
Boddington	343	9	2	—	1	8	27	390	439	888
Tanami	149	1	4	—	5	—	57	216	231	933
Ahafo	235	4	1	—	1	—	44	285	243	1,171
Akyem	143	15	1	—	—	—	17	176	199	884
Nevada Gold Mines	559	4	7	5	—	1	103	679	578	1,176
Corporate and Other (12)	—	—	41	110	—	—	11	162	—	—
Total Gold	$2,565	$70	$79	$115	$31	$22	$432	$3,314	2,811	$1,179

Gold equivalent ounces - other metals (13)
Peñasquito (11)	$483	$10	$6	$—	$4	$65	$68	$636	559	$1,138
Boddington	95	1	1	—	—	5	7	109	124	881
Corporate and Other (12)	—	—	8	22	—	—	2	32	—	—
Total Gold Equivalent Ounces	$578	$11	$15	$22	$4	$70	$77	$777	683	$1,138

Consolidated	$3,143	$81	$94	$137	$35	$92	$509	$4,091
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $57 and excludes co-product revenues of $845.
(3)	Includes stockpile and leach pad inventory adjustments of $7 at CC&V, $3 at Merian and $28 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $32 and $49, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $57 and $21, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $1 at Porcupine, $3 at Peñasquito, $4 at Merian, $6 at Cerro Negro, $4 at Yanacocha, $9 at Tanami, $10 at Ahafo, $7 at Akyem, $8 at NGM and $42 at Corporate and Other, totaling $95 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net is adjusted for settlement costs of $18, impairment of long-lived and other assets of $2, restructuring and severance costs of $1 and distributions from the Newmont Global Community Support Fund of $1.

(7)	Includes sustaining capital expenditures of $476. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for sustaining capital expenditures by segment.
(8)

Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $480. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(9)	Includes finance lease payments for sustaining projects of $33.
(10)	Per ounce measures may not recalculate due to rounding.
(11)	Costs applicable to sales includes $70 related to the Peñasquito Profit-Sharing Agreement. For further information, refer to Note 3 of the Condensed Consolidated Financial Statements.
(12)

Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.

(13)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

A reconciliation of the 2023 Gold AISC outlook to the 2023 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2023 Outlook - Gold (1)(2)	Outlook Estimate
(in millions, except ounces and per ounce)	(+/- 5%)
Cost Applicable to Sales (3)(4)	$5,500
Reclamation Costs (5)	190
Advanced Projects & Exploration (6)	170
General and Administrative (7)	235
Other Expense	15
Treatment and Refining Costs	50
Sustaining Capital (8)	1,000
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	$7,200
Ounces (000) Sold (9)	6,000
All-in Sustaining Costs per Ounce	$1,200
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2023 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents and time deposits, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Net income (loss) attributable to Newmont stockholders	$155	$351	$(1,477)	$213
Net income (loss) attributable to noncontrolling interests	—	12	19	7
Net loss (income) from discontinued operations	(2)	(12)	(11)	5
Equity loss (income) of affiliates	(16)	(25)	(26)	(25)
Income and mining tax expense (benefit)	163	213	112	96
Depreciation and amortization	486	461	571	508
Interest expense, net of capitalized interest	49	65	53	55
EBITDA	835	1,065	(759)	859
EBITDA Adjustments:
Change in fair value of investments	42	(41)	(45)	(5)
Newcrest transaction-related costs	21	—	—	—
Restructuring and severance	10	2	1	2
Impairment charges	4	4	1,317	1
Reclamation and remediation charges	(2)	—	700	—
(Gain) loss on asset and investment sales, net	—	(36)	(61)	(9)
Pension settlements	—	—	7	—
Settlement costs	—	—	2	2
COVID-19 specific costs	—	—	2	—
Other	—	(4)	(3)	—
Adjusted EBITDA	910	990	1,161	850
12 month trailing Adjusted EBITDA	$3,911

Total Debt	$5,574
Lease and other financing obligations	537
Less: Cash and cash equivalents	(2,829)
Less: Time deposits	(374)
Total net debt	$2,908

Net debt to adjusted EBITDA	0.7

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Consolidated gold sales, net	$2,380	$2,722	$4,683	$5,236
Consolidated copper sales, net	82	76	192	175
Consolidated silver sales, net	124	140	241	296
Consolidated lead sales, net	32	28	64	72
Consolidated zinc sales, net	65	92	182	302
Total sales	$2,683	$3,058	$5,362	$6,081

	Three Months Ended June 30, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,390	$95	$115	$34	$100
Provisional pricing mark-to-market	(1)	(9)	2	—	(14)
Silver streaming amortization	—	—	15	—	—
Gross after provisional pricing and streaming impact	2,389	86	132	34	86
Treatment and refining charges	(9)	(4)	(8)	(2)	(21)
Net	$2,380	$82	$124	$32	$65
Consolidated ounces (thousands)/pounds (millions) sold	1,211	25	5,999	36	90
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,974	$3.75	$19.17	$0.96	$1.12
Provisional pricing mark-to-market	(1)	(0.34)	0.34	—	(0.16)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,973	3.41	22.07	0.96	0.96
Treatment and refining charges	(8)	(0.15)	(1.51)	(0.04)	(0.23)
Net	$1,965	$3.26	$20.56	$0.92	$0.73
	Three Months Ended June 30, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,754	$102	$148	$35	$150
Provisional pricing mark-to-market	(21)	(23)	(15)	(6)	(40)
Silver streaming amortization	—	—	20	—	—
Gross after provisional pricing and streaming impact	2,733	79	153	29	110
Treatment and refining charges	(11)	(3)	(13)	(1)	(18)
Net	$2,722	$76	$140	$28	$92
Consolidated ounces (thousands)/pounds (millions) sold	1,482	25	8,066	35	85
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,858	$4.03	$18.41	$0.99	$1.76
Provisional pricing mark-to-market	(14)	(0.92)	(1.81)	(0.16)	(0.47)
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,844	3.11	19.05	0.83	1.29
Treatment and refining charges	(8)	(0.12)	(1.63)	(0.03)	(0.21)
Net	$1,836	$2.99	$17.42	$0.80	$1.08
(1)	Per ounce/pound measures may not recalculate due to rounding.

	Six Months Ended June 30, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,687	$200	$225	$69	$243
Provisional pricing mark-to-market	16	—	4	(2)	(18)
Silver streaming amortization	—	—	31	—	—
Gross after provisional pricing and streaming impact	4,703	200	260	67	225
Treatment and refining charges	(20)	(8)	(19)	(3)	(43)
Net	$4,683	$192	$241	$64	$182
Consolidated ounces (thousands)/pounds (millions) sold	2,419	51	12,123	72	189
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,937	$3.87	$18.56	$0.96	$1.28
Provisional pricing mark-to-market	7	—	0.32	(0.03)	(0.09)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,944	3.87	21.44	0.93	1.19
Treatment and refining charges	(8)	(0.14)	(1.59)	(0.04)	(0.23)
Net	$1,936	$3.73	$19.85	$0.89	$0.96
	Six Months Ended June 30, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$5,256	$194	$296	$79	$356
Provisional pricing mark-to-market	2	(14)	(12)	(5)	(18)
Silver streaming amortization	—	—	39	—	—
Gross after provisional pricing and streaming impact	5,258	180	323	74	338
Treatment and refining charges	(22)	(5)	(27)	(2)	(36)
Net	$5,236	$175	$296	$72	$302
Consolidated ounces (thousands)/pounds (millions) sold	2,811	46	15,718	77	205
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,870	$4.24	$18.89	$1.03	$1.74
Provisional pricing mark-to-market	1	(0.31)	(0.75)	(0.06)	(0.09)
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,871	3.93	20.59	0.97	1.65
Treatment and refining charges	(8)	(0.12)	(1.74)	(0.03)	(0.18)
Net	$1,863	$3.81	$18.85	$0.94	$1.47
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, silver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Consolidated gold sales, net	$2,380	$2,722	$4,683	$5,236
Consolidated other metal sales, net	303	336	679	845
Sales	$2,683	$3,058	$5,362	$6,081

Costs applicable to sales	$1,543	$1,708	$3,025	$3,143
Less: Consolidated other metal sales, net	(303)	(336)	(679)	(845)
By-product costs applicable to sales	$1,240	$1,372	$2,346	$2,298
Gold sold (thousand ounces)	1,211	1,482	2,419	2,811
Total Gold CAS per ounce (by-product) (1)	$1,024	$926	$970	$818

Total AISC	$2,157	$2,205	$4,169	$4,091
Less: Consolidated other metal sales, net	(303)	(336)	(679)	(845)
By-product AISC	$1,854	$1,869	$3,490	$3,246
Gold sold (thousand ounces)	1,211	1,482	2,419	2,811
Total Gold AISC per ounce (by-product) (1)	$1,531	$1,261	$1,443	$1,155
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, July 20, 2023 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	844.470.1428
Intl. Dial-In Number	404.975.4839[1]
Dial-In Access Code	134084
Conference Name	Newmont
Replay Number	866.813.9403
Intl. Replay Number	44.204.525.0658
Replay Access Code	108980

Webcast Details

Title: Newmont Second Quarter 2023 Earnings Conference Call
URL: https://events.q4inc.com/attendee/408060659

The second quarter 2023 results will be available before the market opens on Thursday, July 20, 2023, on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

1 For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, lead and zinc. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, construction completion, commercial production, and other timelines; (v) future expectations regarding sites with suspended operations, including Peñasquito; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends, the dividend framework and expected payout levels; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) other outlook; and (x) expectations regarding pending or proposed transactions. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities. Investors are reminded that the dividend framework is non-binding and the 2023 dividend payout range does not represent a legal commitment. Future dividends beyond the dividend payable on September 21, 2023 to holders of record at the close of business on September 7, 2023 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. Statements relating to the pending transaction to acquire the share capital of Newcrest Mining Limited (“Newcrest”), timing and closing of the pending transaction, including receipt of required approvals and satisfaction of other customary closing conditions, expectations from the integration of Newcrest, and expectations regarding the potential value proposition, the potential for synergies from the pending transaction, or similar statements, also constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.. Risks include fluctuations in company stock price and results of operations; the prompt and effective integration of Newmont’s and Newcrest’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the pending transaction; the risk associated with Newmont’s and Newcrest’s ability to obtain the approval of the pending transaction by their shareholders required to consummate the pending transaction and the timing of the closing of the pending transaction, including the risk that the conditions to the pending transaction are not satisfied on a timely basis or at all and the failure of the pending transaction to close for any other reason; the risk that a consent or authorization that may be required for the pending transaction is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that may be instituted against the parties and others related to the scheme implementation deed dated May 15, 2023 (the “Scheme Implementation Deed”); unanticipated difficulties or expenditures relating to the pending transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; risks relating to the value of the Scheme Consideration to be issued in connection with the pending transaction; the anticipated size of the markets and continued demand for Newmont’s and Newcrest’s resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on pending transaction-related issues. For a discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice Regarding Reserve and Resource Estimates:

Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2022, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 23, 2023 with the SEC.

Contacts

Media Contact
Omar Jabara
720.212.9651
omar.jabara@newmont.com

Investor Contact
Daniel Horton
303.837.5468
daniel.horton@newmont.com